Exhibit 99.1

Carolina Financial Corporation Reports Results for Third Quarter of 2014

NEWS RELEASE – For Release October 17, 2014, 9:00 AM

For More Information, Contact: William A. Gehman III, EVP and CFO, 843.534.5120

Charleston, South Carolina, October 17, 2014- Carolina Financial Corporation (NASDAQ: CARO), today announced that net income for the third quarter of 2014 was $2.4 million and $6.6 million for the nine months ended 2014.

“We are pleased with the Company’s third quarter results as we reported net income of $2.4 million, an increase of 6.8% over net income reported for the second quarter of 2014. We continue to increase market share within our footprint and report significant loan growth which has positively impacted our ability to meet our goals for 2014. As previously stated, one of our primary goals for 2014 is to return the earnings of CresCom Bank to the level of earnings exhibited by a superior community bank, without the help of its subsidiary, Crescent Mortgage Company. We are proud to report that we exceeded the Bank’s core earnings goal with net income of $5.5 million for the nine months ended September 30, 2014,” said Carolina Financial Corporation President and CEO Jerry Rexroad.

Rexroad continued by saying “We remain excited about our pending acquisition of 13 branches in South Carolina and southeastern North Carolina, which includes approximately $230 million in deposits and $59 million in loans. This acquisition extends our current footprint throughout the Carolinas. We continue to work diligently through the integration process with an expected closing date in the fourth quarter of 2014, pending regulatory approval.”

Two-For-One Stock Split Declared

On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of October 31, 2014, payable on November 14, 2014. All share, earnings per share, and per share data have been retroactively adjusted in the financial highlights to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

Financial Highlights

— The Company reported net income of $2.4 million, or $0.30 per share diluted, for the third quarter of 2014 and $6.6 million, or $0.83 per share diluted, for the nine months ended September 30, 2014 as compared to net income of $2.8 million, or $0.36 per share diluted, during third quarter of 2013 and $12.8 million, or $1.61 per share diluted, for the nine months ended September 30, 2013.

— The Bank’s net income (excluding Crescent Mortgage Company) was $2.0 million and $5.5 million for the three and nine months ended September 30, 2014, respectively, as compared to net income of $1.6 million and $4.0 million for the three and nine months ended September 30, 2013, respectively. The three and nine months ended September 30, 2013 included a negative provision for loan losses of $180,000 and $880,000, respectively, reflecting continued improvement in the Bank’s asset quality.

— Net income for the Bank’s wholly-owned subsidiary, Crescent Mortgage Company, was $575,000 and $1.6 million for the three and nine months ended September 30, 2014, respectively, as compared to net income of $1.3 million and $9.2 million for the three and nine months ended September 30, 2013, respectively. The decline in net income derived from Crescent Mortgage Company can be attributed to the significant decline in mortgage applications, which are at almost twenty year industry lows.

— The Company reported its book value per common share of $11.79 as of September 30, 2014 as compared to $10.69 as of December 31, 2013 and $10.17 as of September 30, 2013.

— The Bank continues to experience significant growth in core deposits (checking, savings and money market) which increased $18.8 million during the third quarter of 2014 and $68.8 million since December 31, 2013. The year to date core deposits growth includes $11.3 million of core deposits acquired in the first quarter related to the St. George branch acquisition (the “St. George Acquisition”).

— The number of Bank checking accounts, excluding accounts acquired in the St. George Acquisition, increased by an annualized 18.2 percent since December 31, 2013. As of September 30, 2014, core deposits comprised approximately 62 percent of total deposits as compared to 59 percent of total deposits at December 31, 2013.

— Loans receivable (before allowance for loan losses) grew to $660.2 million at September 30, 2014 compared to $543.3 million at December 31, 2013 and $526.2 million at September 30, 2013. This loan growth includes approximately $11.2 million in loans acquired related to the St. George Acquisition.

— The Bank’s non-performing assets were 1.11 percent of total assets at September 30, 2014, compared to 1.97 percent at December 31, 2013 and 2.13 percent at September 30, 2013.

— At September 30, 2014, the Company’s regulatory ratios exceed the well capitalized minimum levels currently required by regulatory statute. Stockholders’ equity totaled $91.8 million as of September 30, 2014, compared to $82.2 million at December 31, 2013, and $78.2 million at September 30, 2013. In addition, at September 30, 2014, the Bank’s Tier 1 capital ratio was 10.4 percent compared to 11.0 percent at December 31, 2013. At September 30, 2014, the Bank’s total risk-based capital ratio was 15.5 percent compared to 16.7 percent at December 31, 2013. The Bank substantially exceeds the Tier 1 well capitalized and risk-based well capitalized levels of 5 percent and 10 percent, respectively.

Quarterly Cash Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.03 per share payable on its common stock. This is a 20% increase in the cash dividend when adjusted for the stock split. The dividend will be payable on January 8, 2015 to stockholders of record as of December 18, 2014.

Growth Initiatives

We are pleased to report the opening of our branches in Cane Bay and Socastee during the third quarter and look forward to servicing those communities going forward. Cane Bay is one of the fastest growing communities in Berkeley and Charleston Counties and was recently highlighted as being one of the nation’s top selling master planned communities.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of September 30, 2014, Carolina Financial Corporation had approximately $1.0 billion in total assets. CresCom Bank operates 14 branch locations in the Charleston and Myrtle Beach areas of South Carolina and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers, offering access to various loan programs. CresCom Bank offers a strong core of banking products and services. To learn more about CresCom Bank, visit www.facebook.com/CresComBank and www.twitter.com/CresComBank or call 1-855-CRESCOM.

In 2014, Carolina Financial Corporation ranked #6 on American Banker's list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” It represented the #1 South Carolina community bank on this list. In 2013, Carolina Financial Corporation ranked #9 on ABA Banking Journal’s national list of top performing non-S banks and thrifts with total assets of $100 million to $1 billion.

Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This news release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Such statements should be read along with the accompanying tables, which provide a reconciliation of non-GAAP measures to GAAP measures. This news release discusses financial measures, such as core deposits and net income related to segments of the Company, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Please refer to the Non-GAAP reconciliation table later in this release for additional information.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Form 10, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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CAROLINA FINANCIAL CORPORATION
Financial Highlights
(Unaudited - Dollars in Thousands Except Per Share Data)

	For Three Months Ended:			For Nine Months Ended:
	September 30,	September 30,	Percentage	September 30,	September 30,	Percentage
	2014	2013	Change	2014	2013	Change

Interest income	$9,496	$8,196	15.86%	$26,651	$24,706	7.87%
Interest expense	1,438	1,401	2.64%	4,191	4,371	-4.12%

Net interest income	8,058	6,795	18.59%	22,460	20,335	10.45%

Provision for loan losses	—	(180)	-100.00%	—	(880)	-100.00%

Net interest income after
provision for loan losses	8,058	6,975	15.53%	22,460	21,215	5.87%

Non-interest income	5,507	7,738	-28.83%	16,325	33,926	-51.88%
Non-interest expense (Note 1)	10,233	10,545	-2.96%	29,331	35,172	-16.61%

Income before taxes	3,332	4,168	-20.06%	9,454	19,969	-52.66%

Income tax expense	931	1,368	-31.94%	2,861	7,213	-60.34%

Net income (loss)	$2,401	$2,800	-14.25%	$6,593	$12,756	-48.31%

Net income per common share (Note 2)
Basic	$0.31	$0.37		$0.85	$1.67
Diluted	$0.30	$0.36		$0.83	$1.61

Net interest margin-tax equivalent	3.53%	3.31%		3.55%	3.31%

Return on average assets	0.95%	1.24%		0.93%	1.91%

Return on average equity	10.59%	14.63%		10.12%	23.06%

	September 30,	December, 31	September 30,
	2014	2013	2013
Total assets	$1,039,416	$881,584	$895,886
Securities available for sale	$222,468	$167,535	$185,650
Securities held to maturity	$24,166	$24,554	$9,019
Loans held for sale	$35,487	$36,897	$41,720
Loans receivable, gross	$660,158	$543,312	$526,161
Allowance for loan losses	$(8,905)	$(8,091)	$(8,327)
Deposits	$783,952	$697,581	$712,633
Indebtedness	$149,615	$84,840	$87,515
Stockholders' equity	$91,805	$82,227	$78,158
Book value per share (Notes 2 and 3)	$11.79	$10.69	$10.17

Note 1 - Includes pretax expenses related to branch acquisitions for the three and nine months ended September 30, 2014 of $160,000 and $190,000, respectively.

Note 2 - On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated October 31, 2014, payable on November 14, 2014. All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

Note 3 - Excludes the impact of unvested restricted shares outstanding.

CAROLINA FINANCIAL CORPORATION
Financial Highlights
(Unaudited - Dollars in Thousands Except Per Share Data)

Reconciliation of Non-GAAP Financial Measures

	September 30,	December, 31	September 30,
	2014	2013	2013
Core deposits:
Noninterest-bearing demand accounts	$107,943	$83,500	$103,217
Interest-bearing demand accounts	142,574	92,067	81,025
Savings accounts	25,528	17,816	16,820
Money market accounts	207,019	220,915	215,641
Total core deposits	483,064	414,298	416,703

Certificates of deposit:
Less than $100,000	203,426	195,239	203,840
$100,000 or more	97,462	88,044	92,090
Total certificates of deposit	300,888	283,283	295,930
Total deposits	$783,952	$697,581	$712,633

Segment Results:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Segment net income:
Community banking	$1,990	$1,649	$5,489	$4,009
Wholesale mortgage banking	575	1,308	1,626	9,150
Other	(166)	(113)	(507)	(203)
Eliminations	2	(44)	(15)	(200)
Total net income	$2,401	$2,800	$6,593	$12,756